Exhibit 99.1

Rocky Mountain Chocolate Factory Announces $6.6 Million Sale-Leaseback of Durango Property

DURANGO, Colo., October 6, 2026 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company” or “RMCF”), America’s Chocolatier® since 1981, today announced it has signed a $6.6 million sale-leaseback agreement with American Heritage Legacies, LLC, involving its Durango, Colorado property. American Heritage Legacies, LLC, is a local company controlled by the family of Allen Harper, the Company’s Interim Chief Executive Officer. As such, the sale-leaseback transaction constitutes a “related party transaction” for the Company.

The Company expects to use the net proceeds from the transaction to repay its existing $6.6 million promissory note, which accrues interest at a rate of 12% per annum. The lease has an initial term of 10 years, with an option to renew for an additional 10 years. Annual rent will be $624,000 during the first year, representing 9.45% of the $6.6 million purchase price, and will increase by 2% annually. The lease will allow the Company to continue using the Durango facility as its corporate headquarters and production and warehouse facility.

“We are focused on making thoughtful financial decisions that strengthen Rocky Mountain Chocolate Factory and create a more sustainable foundation for the business,” said Mel Keating, Chairman of the Board of Directors of Rocky Mountain Chocolate Factory. “This transaction allows us to significantly reduce our existing debt while securing our continued operations at the Durango facility under a long-term lease.”

The transaction was reviewed and approved by the Company’s Audit Committee and the disinterested members of the Board of Directors, with Mr. Harper recusing himself from the review process. The purchase price was supported by an independent appraisal of the property.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is a leading franchisor, manufacturer and retailer of premium chocolates and other confectionery products. As America’s Chocolatier® since 1981, the Company produces an extensive assortment of premium chocolates, gourmet caramel apples and other handcrafted confections. Headquartered in Durango, Colorado, Rocky Mountain Chocolate Factory is ranked among Entrepreneur’s Franchise 500® for 2026. Together with its franchisees and licensees, the Company operates approximately 250 Rocky Mountain Chocolate Factory locations across the United States and internationally. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated use of proceeds and repayment of the promissory note, expected benefits of the transaction, anticipated interest expense savings, financial position, operating performance, strategic priorities and future growth. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others, the Company’s financial condition and operating results, and other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements except as required by applicable law.

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

RMCF@elevate-ir.com

Media Contact

Raymond Barrett
Director of Marketing
(305) 801-5641
rbarrett@rmcf.net